FILED PURSUANT TO RULE 424 (B)(5)
REGISTRATION NO: 333-163110

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 4, 2010

$300,000,000

Beazer Homes USA, Inc.

9.125% Senior Notes due June 15, 2018

We are offering $300,000,000 aggregate principal amount of our 9.125% senior notes (the “notes”). We will pay interest on the notes each June 15 and December 15. The first interest payment will be made on June 15, 2010. The notes will mature on June 15, 2018.

We may redeem some or all of the notes at any time prior to June 15, 2014 at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a “make-whole” premium as described herein. Thereafter, we may redeem some or all of the notes at the redemption prices specified herein. In addition, prior to June 15, 2013, we may redeem up to 35% of the notes from the proceeds of certain equity offerings at specified redemption prices. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.”

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. The notes will be guaranteed on an unsecured senior basis by certain of our subsidiaries. Upon the occurrence of certain specified changes of control, the holders of the notes will have the right to require us to purchase all or a part of their notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the repurchase date.

No public market exists for the notes. We do not intend to list the notes on any securities exchange or to seek approval for quotation through any quotation system.

Concurrently with this offering, pursuant to separate prospectus supplements, we are offering 12,500,000 shares of common stock (or 14,375,000 shares if the underwriters exercise their over-allotment option in full) and 3,000,000 7.25% tangible equity units (or 3,450,000 tangible equity units if the underwriters exercise their over-allotment option in full). The completion of this offering is not contingent on the completion of the offerings of the shares of common stock or the tangible equity units, and the completion of the offerings of the common stock and tangible equity units are not contingent on the completion of this offering.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Issuer (1)
Per note	100.000%	1.500%	98.500%
Total	$300,000,000	$4,500,000	$295,500,000

(1)	Plus accrued interest, if any, from May 20, 2010.

Delivery of the notes in book-entry form only will be made on or about May 20, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Citi

Joint Lead Manager

Deutsche Bank Securities

Co-Manager

Moelis & Company

The date of this prospectus supplement is May 4, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only on the date set forth on the front of this prospectus supplement or the date of incorporation by reference, as applicable, even though this prospectus supplement and the accompanying prospectus may be delivered or securities may be sold on a later date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information does not apply to the notes offered by the prospectus supplement and accompanying prospectus. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

In this prospectus supplement, “we,” “us,” “our,” the “Company” or “Beazer Homes” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

SUMMARY

This summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement. It may not contain all the information that may be important to you in deciding whether to invest in our notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the information to which we refer and the information incorporated by reference herein, including the financial data and related notes and the “Risk Factors” section, before making an investment decision.

Beazer Homes USA, Inc.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of, and shall not be deemed incorporated by reference in, this prospectus supplement.

Recent Developments

Second Quarter Results

For our second fiscal quarter ended March 31, 2010, we reported a 48.8% year-over-year increase in net new home orders from continuing operations and experienced cancellation rates of 17.6% compared to 29.8% for the same period of the prior year. The changes in both net new home orders and cancellation rates for the three and six months ended March 31, 2010 and 2009 are set forth below:

Unit Data by Segment

	Quarter Ended March 31,
	New Orders, net			Cancellation Rates
	2010	2009	Change	2010	2009
West	659	511	29.0%	21.2%	33.4%
East	701	438	60.0%	17.2%	26.4%
Southeast	313	175	78.9%	9.8%	26.8%

Total	1,673	1,124	48.8%	17.6%	29.8%

	Six Months Ended March 31,
	New Orders, net			Cancellation Rates
	2010	2009	Change	2010	2009
West	1,016	764	33.0%	22.4%	39.8%
East	975	639	52.6%	20.2%	31.7%
Southeast	410	254	61.4%	17.0%	34.0%

Total	2,401	1,657	44.9%	20.7%	36.0%

Gross margins for the three and six months ended March 31, 2010 were 13.1% and 10.9% (18.3% and 15.4% without impairments and abandonments) compared to gross margins of -11.9% and -2.5% (11.1% and 11.2% without impairments and abandonments) for the comparable periods of the prior year, respectively. Gross margins for the three and six months ended March 31, 2010 benefited from warranty-related subcontractor recoveries, a reduction in non-cash pre-tax inventory impairments and option contract abandonments, as well as from cost reductions related to our cost control initiatives including renegotiated vendor pricing where possible.

We expect that 2010 will remain challenging. Accordingly, there can be no assurances that key metrics of our business such as new orders, cancellations and gross margin for the remainder of fiscal 2010 will reflect the levels we experienced during the first six months of the year.

Continued Emphasis on Capital Structure Improvements

During fiscal 2009, we made it a priority to maintain a strong financial position by focusing on three primary objectives: (i) generating and protecting liquidity; (ii) reducing our total debt; and (iii) increasing our net worth. Even as we begin to see signs of stabilization and improvement in our business, we remain focused on our execution of these objectives. This focus has resulted in a smaller asset base, but one we believe provides us with greater financial stability and will better position us to achieve our goal of generating profitable growth and increased value to our stakeholders over an entire housing cycle. In fiscal 2009, we repurchased $385 million of our outstanding debt at a discount. These repurchases resulted in a gain from the extinguishment of debt of $130 million, and a corresponding increase to our tangible net worth. By the end of fiscal 2009, we had reduced our total indebtedness by approximately $238 million and already during fiscal 2010, we have successfully raised approximately $160 million through public offerings of common stock and mandatory convertible subordinated debt, which we used to redeem $127 million in outstanding debt and to provide us with additional liquidity. We also completed a partial exchange of $75 million of our junior subordinated notes for which we recorded a $54 million gain and a corresponding increase in our tangible net worth. This offering, along with the Concurrent Offerings (as defined below) and the proposed redemption of certain of our senior notes described below, is a continuation of our commitment to address our capital structure and position Beazer Homes for the long term.

Concurrent Offerings

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 12,500,000 shares (14,375,000 shares if the underwriters exercise their over-allotment option with respect to that offering in full) of common stock in an underwritten public offering (the “Common Stock Offering”). Assuming no exercise of the underwriters’ over-allotment option with respect to the Common Stock Offering, we estimate that the net proceeds of the Common Stock Offering, after deducting the underwriting discount and estimated expenses, will be approximately $68.5 million, although there can be no assurance that the Common Stock Offering will be completed.

Concurrently with this offering, pursuant to a separate prospectus supplement, we are also offering 3,000,000 (3,450,000 if the underwriters exercise their over-allotment option with respect to that offering in full) 7.25% tangible equity units (the “Units”) in an underwritten public offering (the “Units Offering” and together with the Common Stock Offering, the “Concurrent Offerings”). Assuming no exercise of the underwriters’ over-allotment option with respect to the Units Offering, we estimate that the net proceeds of the Units Offering, after deducting the underwriting discount and estimated expenses, will be approximately $72.3 million, although there can be no assurance that the Units Offering will be completed.

Completion of this offering is not contingent on the completion of either of the Concurrent Offerings and neither of the Concurrent Offerings is contingent on the completion of the other Concurrent Offering or this offering.

Redemption of our Senior Notes due 2012 and Convertible Senior Notes due 2024

We intend to redeem in full all of our outstanding 8 3/8% Senior Notes due 2012 (the “2012 Notes”) prior to the closing of this offering (the “2012 Notes Redemption”). The aggregate redemption price for the 2012 Notes will be equal to 100% of the outstanding principal amount of the 2012 Notes plus accrued interest to the redemption date. As of April 30, 2010, $303.6 million aggregate principal amount of 2012 Notes was outstanding.

We also intend, following the closing of the Concurrent Offerings, to issue a notice for the redemption in full of our outstanding 4 5/8% Convertible Senior Notes due 2024 (the “2024 Notes”) on June 16, 2010 (the “2024 Notes Redemption”). The aggregate redemption price for the 2024 Notes will be equal to 100.661% of the outstanding principal amount of the 2024 Notes plus accrued interest to the redemption date. As of April 30, 2010, $154.5 million aggregate principal amount of the 2024 Notes was outstanding.

We intend to use the net proceeds from this offering and the Concurrent Offerings to fund (or replenish the cash used to fund) the 2012 Notes Redemption and the 2024 Notes Redemption.

The Offering

Issuer	Beazer Homes USA, Inc.

Securities Offered	$300 million aggregate principal amount of 9.125% senior notes due 2018.

Maturity	June 15, 2018.

Interest Payment Dates	June 15 and December 15, commencing on June 15, 2010. Interest will accrue from May 20, 2010.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by substantially all of our existing subsidiaries.

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations. The indebtedness evidenced by the notes and the guarantees will:

•	rank senior in right of payment to any of our and the guarantors’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

•

be effectively subordinated in right of payment to our existing and future secured indebtedness and the secured indebtedness of the guarantors, including under our outstanding senior secured notes and our revolving credit facility, to the extent of the value of the security; and

•

be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Optional Redemption	Prior to June 15, 2014, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under “Description of the Notes — Optional Redemption.”

We may also redeem any of the notes at any time on or after June 15, 2014, in whole or in part, at the redemption prices described under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to June 15, 2013, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes originally issued remain outstanding immediately after such redemption. See “Description of the Notes — Optional Redemption.”

Change of Control	Upon a change of control, we will be required to make an offer to purchase each holder’s notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Mandatory Offer to Purchase the Notes” and “Description of the Notes — Certain Covenants — Change of Control.”

Certain Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	create liens on assets to secure indebtedness;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock; and

•	make certain investments.

These limitations are subject to a number of important qualifications and exceptions. See “Description of the Notes — Certain Covenants.”

Absence of an Established Market for the Notes	The notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the notes.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $295.1 million, after deducting underwriting discounts and estimated transaction expenses payable by us. We intend to use the net proceeds from this offering and the Concurrent Offerings, if completed, (i) to fund (or replenish cash used to fund) repurchases of our outstanding senior notes we may make from time to time, including the 2012 Notes Redemption and the 2024 Notes Redemption and (ii) for other general corporate purposes. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities.

Trustee	U.S. Bank National Association

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement in deciding whether to purchase the notes.

Summary Historical Consolidated Financial and Operating Data

Our summary historical consolidated financial and operating data set forth below as of and for each of the three years ended September 30, 2007, 2008 and 2009, and the six months ended March 31, 2009 and 2010 are derived from our audited consolidated financial statements and our unaudited condensed consolidated financial statements, respectively. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 as well as the sections in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference. The summary consolidated financial data for the 12-month period ended March 31, 2010 (“LTM Ended March 31, 2010”) has been prepared by adding the financial data from our audited consolidated financial statements for the fiscal year ended September 30, 2009 to the financial data from our unaudited condensed consolidated financial statements for the six months ended March 31, 2010 and subtracting the financial data from our unaudited condensed consolidated financial statements for the six months ended March 31, 2009. The results for the LTM Ended March 31, 2010 are not necessarily indicative of the results to be expected for any future period.

	Fiscal Year Ended September 30,			Six Months Ended March 31,
	2007	2008	2009	2009	2010
	($ in millions)
Statement of Operations Data(1):
Total revenue	$3,037	$1,814	$1,005	$405	$417
Gross (loss) profit	(109)	(234)	21	(10)	45
Operating loss	(548)	(616)	(242)	(154)	(51)
Net (loss) income from continuing operations	(372)	(801)	(178)	(188)	51
Operating Statistics:
Number of new orders, net of cancellations	8,377	5,403	4,205	1,657	2,401
Units in backlog at end of period(2)	2,612	1,318	1,193	1,278	1,781
Number of closings(3)	10,160	6,697	4,330	1,697	1,813
Average sales price per home closed (in thousands)	$286.7	$252.7	$230.9	$237.7	$226.9
Balance Sheet Data (end of period):
Cash, cash equivalents, and restricted cash	$460	$585	$557	$571	$568
Inventory	2,775	1,652	1,318	1,484	1,318
Total assets	3,930	2,642	2,029	2,247	2,025
Total debt	1,857	1,747	1,509	1,712	1,359
Stockholders’ equity	1,324	375	197	186	353

	Fiscal Year Ended September 30,						Six Months Ended March 31,				LTM Ended March 31, 2010(4)
	2007		2008		2009		2009		2010
	($ in millions)
Supplemental Financial Data:
EBIT(5)	$(493)		$(686)		$(57)		$(141)		$13		$97
Adjusted EBITDA(5)	236		(28)		108		(39)		54		201
Interest incurred(6)	148		140		133		67		65		132
EBIT/interest incurred(5)(6)	(3.32	)x	(4.91	)x	(0.43	)x	(2.10	)x	0.20	x	0.74	x
Adjusted EBITDA/interest incurred(5)(6)	1.59	x	(0.20	)x	0.81	x	(0.58	)x	0.83	x	1.53	x

(1)	Gross (loss) profit includes inventory impairments and lot options abandonments of $572 million, $406 million and $97 million for the fiscal years ended September 30, 2007, 2008 and 2009,

$55 million and $19 million for the six months ended March 31, 2009 and 2010, and $61 million for the LTM ended March 31, 2010, respectively. Operating loss also includes goodwill impairments of $52 million, $48 million and $16 million for the fiscal years ended September 30, 2007, 2008 and 2009, and $16 million for the six months ended March 31, 2009, respectively. Loss from continuing operations for fiscal 2007 and 2009 and the six months ended March 31, 2010 also include a (loss) gain on extinguishment of debt of ($413,000), $145 million and $53 million, respectively. The aforementioned charges were primarily related to the deterioration of the homebuilding environment over the past few years.

(2)	A home is included in “backlog” after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.
(3)	A home is included in “closings” when title is transferred to the buyer. Revenue and cost of sales for a house are generally recognized at the date of closing.
(4)	Certain of the covenants in the indentures governing our senior notes use financial metrics calculated on a basis similar to the manner in which the financial data for the LTM Ended March 31, 2010 has been prepared.
(5)	We have provided EBIT and Adjusted EBITDA information in this prospectus supplement because we believe they provide investors with additional information to measure our operational performance and evaluate our ability to service our indebtedness. EBIT (earnings before interest and taxes) equals net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses and interest expense and (b) income taxes. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and impairments) is calculated by adding non-cash charges, including depreciation, amortization, and inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the period to EBIT. EBIT and Adjusted EBITDA are not GAAP financial measures. EBIT and Adjusted EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor as an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and Adjusted EBITDA in the same manner as us, the EBIT and Adjusted EBITDA information presented herein may not be comparable to similar presentations by others.

The magnitude and volatility of non-cash inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the Company, and for other home builders, have been significant in recent periods and as such have made financial analysis of our industry more difficult. Adjusted EBITDA, and other similar presentations by analysts and other companies, is frequently used to assist investors in understanding and comparing the operating characteristics of home building activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments. Management believes this non-GAAP measure enables holders of our securities to better understand the cash implications of our operating performance and our ability to service our debt obligations as they currently exist and as additional indebtedness may be incurred in the future. The measure is also useful internally, helping management compare operating results and as a measure of the level of cash which may be available for discretionary spending.

A reconciliation of Adjusted EBITDA and EBIT to net (loss) income, the most directly comparable GAAP measure, is provided below for each period presented:

	Fiscal Year Ended September 30,			Six Months Ended March 31,		LTM Ended March 31, 2010
	2007	2008	2009	2009	2010
	($ in millions)
Net (loss) income	$(411)	$(952)	$(189)	$(195)	$53	$59
(Benefit) provision for income taxes	(222)	85	(9)	(14)	(103)	(98)
Interest expense	140	181	141	68	63	136

EBIT	(493)	(686)	(57)	(141)	13	97
Depreciation and amortization	45	40	31	14	12	28
Inventory impairments and abandonments*	600	497	104	62	18	59
Goodwill impairments	53	52	16	16	—	—
Joint venture impairment charges	31	69	14	10	11	17

Adjusted EBITDA	$236	$(28)	$108	$(39)	$54	$201

*	Inventory impairments and abandonments above exclude impairment of capitalized interest which is included in interest expense in the reconciliation of net (loss) income to EBIT and Adjusted EBITDA.

(6)	Interest incurred is expensed or, if qualified, capitalized to inventory and subsequently amortized to cost of sales as homes sales are closed.

Ratio of Earnings to Fixed Charges

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented. “Earnings” consist of (i) income (loss) before income taxes, (ii) amortization of previously capitalized interest and (iii) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (i) interest incurred, (ii) amortization of deferred loan costs and debt discount and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2007, 2008 and 2009 and for the six months ended March 31, 2009 were insufficient to cover fixed charges by $428 million, $542 million, $41 million and $132 million, respectively.

	Fiscal Year Ended September 30,			Six Months Ended March 31,
	2007	2008	2009	2009	2010
Ratio of earnings to fixed charges	—	—	—	—	0.29x

RISK FACTORS

An investment in our notes involves material risks. You should carefully consider the risks set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, results of operations, cash flows and the value of our securities. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged company. As of March 31, 2010, we had approximately $1.4 billion aggregate principal amount of outstanding indebtedness, net of unamortized discount of $25.4 million.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•

result in an event of default if we fail to satisfy our obligations under the notes or other debt or fail to comply with the financial and other restrictive covenants contained in any indenture or our revolving credit facility, which event of default could result in all of our debt becoming due and payable and could permit our lenders to foreclose on the assets securing such debt.

Despite our substantial indebtedness, certain of our agreements permit us and our subsidiaries to incur significantly more debt. This could intensify the risks described herein.

We and our subsidiaries may be able to incur substantial indebtedness in the future. Although the terms of certain of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things: our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. In addition, as of March 31, 2010, $805 million of our existing senior notes (excluding the 2012 Notes which we intend to redeem prior to the closing of this offering) and $155 million of our existing senior convertible notes had a maturity date (or put right) earlier than the maturity date of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due.

We cannot assure you that our business will generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Repayment of our debt, including required principal and interest payments on the notes, is dependent in part on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity with no obligation to provide us with funds for our repayment obligations, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further letters of credit or loans available and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under the revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The notes and the guarantees will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes and any guarantees thereof will be general unsecured obligations ranking effectively junior in right of payment to our and the guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. As of March 31, 2010, we and the guarantors had approximately $261.2 million of secured indebtedness. The indenture governing the notes will permit the incurrence of additional indebtedness, some of which may be secured. See “Description of Notes.” In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose indebtedness is secured by our assets or assets of the applicable guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such indebtedness, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes will be structurally subordinated to all liabilities of our subsidiaries that are not guarantors.

The notes are structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries and joint ventures, and the claims of creditors of these subsidiaries and joint ventures, including trade creditors, will have priority as to the assets of these subsidiaries and joint ventures. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any non-guarantor subsidiaries and joint ventures, these entities will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. As of March 31, 2010, our non-guarantor subsidiaries had liabilities (excluding intercompany liabilities) of $4.7 million. In addition, the indenture governing the notes will permit, subject to certain limitations, these subsidiaries and joint ventures to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these entities. See note 15 to the audited consolidated financial statements for the year ended September 30, 2009 and note 12 to the unaudited condensed consolidated financial statements for the quarter ended March 31, 2010 incorporated by reference in this prospectus supplement for financial information regarding our non-guarantor subsidiaries.

The indenture governing the notes will contain, and our revolving credit facility and indentures governing our currently outstanding senior notes contain, significant operating and financial restrictions which may limit our and our subsidiary guarantors’ ability to operate our and their businesses.

The indenture governing the notes will contain, and our revolving credit facility and the indentures governing our currently outstanding senior notes contain, significant operating and financial restrictions on us and our subsidiaries. These restrictions limit our and our subsidiaries’ ability to, among other things (not all restrictions are included in each indenture):

•	incur additional indebtedness or issue certain preferred shares;

•	create liens on certain assets to secure debt;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock;

•	make certain investments;

•	sell assets;

•	agree to restrictions on the ability of restricted subsidiaries to make payments to us;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	engage in transactions with affiliates.

These restrictions could limit our and our subsidiaries’ ability to finance our and their future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our revolving credit facility requires us to maintain specified financial ratios and to satisfy certain financial covenants. We may be required to take action to reduce our debt or act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Events beyond our control, including changes in economic and business conditions in the markets in which we operate, may affect our ability to do so. We may not be able to meet these ratios or satisfy these covenants and we cannot assure you that the lender under our revolving credit facility will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our debt could result in a default under such debt, which could lead to that debt becoming immediately due and payable and, if such debt is secured, foreclosure on our assets that secure that obligation. A default under a debt instrument could, in turn, result in default under other obligations and result in other creditors accelerating the payment of other obligations and foreclosing on assets securing such debt, if any. Any such defaults could materially impair our financial conditions and liquidity.

Federal and state statutes allow courts, under specific circumstances, to void a guarantor’s guarantee and require note holders to return payments received in respect thereof.

If any guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void, subordinate or otherwise decline to enforce such guarantor’s guarantee. A court might do so if it found that when such guarantor issued the guarantee, or in some states when payments became due under the guarantee, the guarantors received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void a guarantee, without regard to the above factors, if the court found that the applicable guarantor made its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or any guarantee, you may no longer have any claim directly against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from a guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred and upon the valuation assumptions and methodology applied by the court. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee and rights of contribution it has against other guarantors, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. The guarantees could be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the other guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

Certain of our subsidiaries will not be subject to the restrictive covenants in the indenture governing the notes.

Certain of our subsidiaries will not be subject to the restrictive covenants in the indenture governing the notes. This means that these entities will be able to engage in many of the activities that we and our restricted subsidiaries are prohibited from doing, such as incurring substantial additional debt, securing assets in priority to the claims of the holders of the notes, paying dividends, making investments, selling substantial assets and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the notes. In addition, the initiation of bankruptcy or insolvency proceedings or the entering of a judgment against these subsidiaries, or their default under their other credit arrangements, will not result in a cross-default on the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of all notes delivered by holders seeking to exercise their repurchase rights, particularly as that change of control may trigger a similar repurchase requirement for, or result in an event of default under or the acceleration of, other indebtedness, or that restrictions in our revolving credit facility will not allow such repurchases. Any failure by us to repurchase the notes upon a change of control would result in an event of default under the indenture and may also constitute a cross-default on other indebtedness existing at that time. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Notes — Certain Covenants — Change of Control.”

There is no established trading market for the new notes, which means there are uncertainties regarding the ability of a holder to dispose of the new notes and the potential sale price.

The notes will constitute a new issue of securities and there is no established trading market for the notes, and an active trading market may not develop which means you may be unable to sell your notes at a particular time and the prices that you receive when you sell your notes might not be favorable. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time, in their sole discretion. As a result, an active trading market for the notes may not develop.

Risks Related to Our Company

The homebuilding industry is experiencing a severe downturn that may continue for an indefinite period and continue to adversely affect our business, results of operations and stockholders’ equity.

Most housing markets across the United States continue to be characterized by an oversupply of both new and resale home inventory, including foreclosed homes, reduced levels of consumer demand for new homes, increased cancellation rates, aggressive price competition among homebuilders and increased incentives for home sales. As a result of these factors, we, like many other homebuilders, have experienced a material reduction in revenues and margins. These challenging market conditions are expected to continue for the foreseeable future and, in the near term, these conditions may further deteriorate. We expect that continued weakness in the homebuilding market would adversely affect our business, results of operations and stockholders’ equity as compared to prior periods and could result in additional inventory impairments in the future.

During the past few years, we have experienced elevated levels of cancellations by potential homebuyers although the level of cancellations has improved during the last few quarters. Our backlog reflects the number and value of homes for which we have entered into a sales contract with a customer but have not yet delivered the home. Although these sales contracts typically require a cash deposit and do not make the sale contingent on the sale of the customer’s existing home, in some cases a customer may cancel the contract and receive a complete or partial refund of the deposit as a result of local laws or as a matter of our business practices. If the current industry downturn continues, economic conditions continue to deteriorate or if mortgage financing becomes less accessible, more homebuyers may have an incentive to cancel their contracts with us, even where they might be entitled to no refund or only a partial refund, rather than complete the purchase. Significant cancellations have had, and could have, a material adverse effect on our business as a result of lost sales revenue and the accumulation of unsold housing inventory. In particular, our cancellation rates for the fiscal year ended September 30, 2009 and the fiscal quarter ended March 31, 2010 were 31.4% and 17.6%, respectively. It is important to note that both backlog and cancellation metrics are operational, rather than accounting data, and should be used only as a general gauge to evaluate performance. There is an inherent imprecision in these metrics based on an evaluation of qualitative factors during the transaction cycle.

Based on our impairment tests and consideration of the current and expected future market conditions, we recorded inventory impairment charges of $102 million and $19 million during fiscal 2009 and the six months ended March 31, 2010, respectively. During fiscal 2009 and the six months ended March 31, 2010, we also wrote down our investment in certain of our joint ventures reflecting $14 million and $11 million of impairments of inventory held within those ventures, respectively. While we believe that no additional joint venture investment or inventory impairments existed as of March 31, 2010, future economic or financial developments, including general interest rate increases, poor performance in either the national economy or individual local economies, or our ability to meet our projections could lead to future impairments.

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence, declines in employment levels, changes in tax laws and increases in the quantity and decreases in the price of new homes and resale homes in the market.

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. Additional reductions in our revenues could, in turn, further negatively affect the market price of our securities.

Current tax laws generally permit significant expenses associated with owning a home, primarily mortgage interest expense and real estate taxes, to be deducted for the purpose of calculating an individual’s federal, and in many cases state, taxable income. If the federal or state governments were to change applicable tax law to eliminate or reduce these benefits, the after-tax cost of owning a home could increase significantly. This would harm our future sales and earnings. Also, while difficult to quantify, our 2009 home sales were likely positively impacted by federal and state tax credits made available to first-time and other qualifying homebuyers. Many of these tax credits have expired or are scheduled to expire in 2010, which could negatively impact home sales and our results of operations.

We are the subject of pending civil litigation which could require us to pay substantial damages or could otherwise have a material adverse effect on us. The failure to fulfill our obligations under the Deferred Prosecution Agreement (the “DPA”) with the U.S. Attorney (or related agreements) and the consent order with the SEC could have a material adverse effect on our operations.

On July 1, 2009, we entered into the DPA with the U.S. Attorney for the Western District of North Carolina and a separate but related agreement with the United States Department of Housing and Urban Development (“HUD”) and the Civil Division of the United States Department of Justice (the “HUD Agreement”). Under the DPA, we are obligated to make payments to a restitution fund in an amount not to exceed $50 million. As of March 31, 2010, we have made $10 million of such payments. However, the future payments to the restitution fund will be equal to 4% of “adjusted EBITDA” as defined in the DPA for the first to occur of (x) a period of 60 months and (y) the total of all payments to the restitution fund equaling $50 million. In the event such payments do not equal at least $50 million at the end of 60 months then, under the HUD Agreement, the obligations to make restitution payments will continue until the first to occur of (a) 24 months and (b) the date that $48 million has been paid into the restitution fund. Our obligation to make such payments could limit our ability to invest in our business or make payments of principal or interest on our outstanding debt. In addition, in the event we fail to comply with our obligations under the DPA or the HUD Agreement, various federal authorities could bring criminal or civil charges against us which could be material to our consolidated financial position, results of operations and liquidity.

We and certain of our current and former employees, officers and directors have been named as defendants in securities lawsuits, class action lawsuits, lawsuits regarding Employee Retirement Income Security Act (“ERISA”) claims, and derivative stockholder actions. In addition, certain of our subsidiaries have been named in class action and multi-party lawsuits regarding claims made by homebuyers. While a number of these suits have been dismissed and/or settled, we cannot be assured that new claims by different plaintiffs will not be brought in the future. We cannot predict or determine the timing or final outcome of the current lawsuits or the effect that any adverse determinations in the lawsuits may have on us. An unfavorable determination in any of the lawsuits could result in the payment by us of substantial monetary damages which may not be covered by insurance. Further, the legal costs associated with the lawsuits and the amount of time required to be spent by management and the Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our business, financial condition and results of operations. In addition to expenses incurred to defend the Company in these matters, under Delaware law and our bylaws, we may have an obligation to indemnify our current and former officers and directors in relation to these matters. We have obligations to advance legal fees and expenses to certain directors and officers, and we have advanced, and may continue to advance, legal fees and expenses to certain other current and former employees.

In connection with the settlement agreement with the SEC entered into on September 24, 2008, we consented, without admitting or denying any wrongdoing, to a cease and desist order requiring future compliance with certain provisions of the federal securities laws and regulations. If we are found to be in violation of the order in the future, we may be subject to penalties and other adverse consequences as a result of the prior actions which could be material to our consolidated financial position, results of operations and liquidity.

Our insurance carriers may seek to rescind or deny coverage with respect to certain of the pending lawsuits, or we may not have sufficient coverage under such policies. If the insurance companies are successful in rescinding or denying coverage or if we do not have sufficient coverage under our policies, our business, financial condition and results of operations could be materially adversely affected.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel. If we are unable to retain our key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder our business strategy and impose additional costs of identifying and training new individuals. Competition for qualified personnel in all of our operating markets is intense.

Downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

Our credit ratings have fluctuated as a result of, among other things, changes in our homebuilding operations, credit metrics, other earnings-based metrics and our overall financial condition, each as determined by the rating agencies. These ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be lowered or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, additional weakening of our financial condition, including any increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase our cost of borrowing.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

Substantially all purchasers of our homes finance their acquisition with mortgage financing. Recently, the credit markets and the mortgage industry have been experiencing a period of unparalleled turmoil and disruption characterized by bankruptcies, financial institution failure, consolidation and an unprecedented level of intervention by the U.S. federal government. The U.S. residential mortgage market has been further impacted by the deterioration in the credit quality of loans originated to non-prime and subprime borrowers and an increase in mortgage foreclosure rates. These difficulties are not expected to improve until residential real estate inventories return to a more normal level and the mortgage credit market stabilizes. While the ultimate outcome of these events cannot be predicted, they have had and may continue to have an impact on the availability and cost of mortgage financing to our customers. The volatility in interest rates, the decrease in the willingness and ability of lenders to make home mortgage loans, the tightening of lending standards and the limitation of financing product options, have made it more difficult for homebuyers to obtain acceptable financing. Any substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first-time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. This disruption in the credit markets and the curtailed availability of mortgage financing has adversely affected, and is expected to continue to adversely affect, our business, financial condition, results of operations and cash flows as compared to prior periods.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service, our debt could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

Our financial condition, results of operations and stockholders’ equity may be adversely affected by any decrease in the value of our inventory, as well as by the associated carrying costs.

We regularly acquire land for replacement and expansion of land inventory within our existing and new markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and preacquisition costs and terminate the agreements. In fiscal 2009, we recorded $5.0 million of lot option abandonment charges. During fiscal 2009 and the first six months of fiscal 2010, as a result of the further deterioration of the housing market, we determined that the carrying amount of certain of our inventory assets exceeded their estimated fair value. As a result of our analysis, during the first six months of fiscal 2010 and in fiscal 2009, we incurred $19 million and $102 million of non-cash pre-tax charges, respectively, related to inventory impairments. If these adverse market conditions continue or worsen, we may have to incur additional inventory impairment charges which would adversely affect our financial condition, results of operations and stockholders’ equity and our ability to comply with certain covenants in our debt instruments linked to tangible net worth.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest and we can be adversely impacted by joint venture partners’ failure to fulfill their obligations.

We participate in land development joint ventures in which we have less than a controlling interest. We have entered into joint ventures in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our joint ventures are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture’s members and other third parties. During the first six months of fiscal 2010 and in fiscal 2009, we wrote down our investment in certain of our joint ventures reflecting $11 million and $14 million of impairments of inventory held within those joint ventures, respectively. If these adverse market conditions continue or worsen, we may have to take further write downs of our investments in our joint ventures.

Our joint venture investments are generally very illiquid both because we lack a controlling interest in the joint ventures and because most of our joint ventures are structured to require super-majority or unanimous approval of the members to sell a substantial portion of the joint venture’s assets or for a member to receive a return of its invested capital. Our lack of a controlling interest also results in the risk that the joint venture will take actions that we disagree with, or fail to take actions that we desire, including actions regarding the sale of the underlying property.

Our joint ventures typically obtain secured acquisition, development and construction financing. At March 31, 2010, our unconsolidated joint ventures had borrowings totaling $396 million, of which $328 million related to one joint venture in which we are a 2.58% partner. Generally, we and our joint venture partners have provided varying levels of guarantees of debt or other obligations of our unconsolidated joint ventures. At March 31, 2010, these guarantees included, for certain joint ventures, construction completion guarantees, loan-to-value maintenance agreements, repayment guarantees and environmental indemnities. At March 31, 2010, we had repayment guarantees of $16 million. As of March 31, 2010, one of our unconsolidated joint ventures was in default (or had received default notices) under its debt agreements. If one or more of the guarantees under these debt agreements were drawn upon or otherwise invoked, our obligations could be significant, individually or in the aggregate, which could have a material adverse effect on our financial position or results of operations. We cannot predict whether such events will occur or whether such obligations will be invoked.

We may not be able to utilize all of our deferred tax assets.

As of March 31, 2010, we are in a cumulative loss position based on the guidance in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (ASC 740). Due to this cumulative loss position and the lack of sufficient objective evidence regarding the realization of our deferred tax assets in the foreseeable future, we have recorded a valuation allowance for substantially all of our deferred tax assets. Although we do expect the industry to recover from the current downturn to normal profit levels in the future, it may be necessary for us to record additional valuation allowances in the future related to operating losses. Additional valuation allowances could materially increase our income tax expense, and therefore adversely affect our results of operations and tangible net worth in the period in which such valuation allowance is recorded.

We could experience a reduction in home sales and revenues or reduced cash flows due to our inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. If internally generated funds are not sufficient, we would seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of our existing debt. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

We are subject to extensive government regulation which could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and “no growth” or “slow growth” initiatives, which may be adopted in communities which have developed rapidly, may cause delays in new home communities or otherwise restrict our business activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to implement time consuming and expensive compliance programs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. Our communities in California are especially susceptible to restrictive government regulations and environmental laws.

We may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against us.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

We and certain of our subsidiaries have been, and continue to be, named as defendants in various construction defect claims, product liability claims, complaints and other legal actions that include claims related to Chinese drywall and moisture intrusion. As of March 31, 2010, our warranty reserves include an estimate for the repair of less than 50 homes in southwest Florida where certain of our subcontractors installed defective Chinese drywall in homes that were delivered during our 2006 and 2007 fiscal years. We are inspecting additional homes in order to determine whether they also contain the defective Chinese drywall. The outcome of these inspections may require us to increase our warranty reserve in the future. However, the amount of additional liability, if any, is not reasonably estimable. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial liability for us.

With respect to certain general liability exposures, including construction defect, Chinese drywall and related claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for various claims, which could cause our net income to decline.

The costs of insuring against construction defect, product liability and director and officer claims are high. This coverage may become more costly or more restricted in the future.

Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage. Our insurance may not cover all of the claims, including personal injury claims, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could decrease our net income.

A builder’s ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of our common stock will fluctuate. We historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future as a result of a variety of both national and local factors, including, among others:

•	the timing of home closings and land sales;

•	our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

•	conditions of the real estate market in areas where we operate and of the general economy;

•	raw material and labor shortages;

•	seasonal home buying patterns; and

•	other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

The climates and geology of many of the states in which we operate, including California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our homes under construction or our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflicts in Afghanistan and Iraq, may cause disruption to the economy, our Company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

We are dependent on the continued availability and satisfactory performance of our subcontractors, which, if unavailable, could have a material adverse effect on our business.

We conduct our construction operations only as a general contractor. Virtually all construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in such documents will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could lead to material changes in our performance may include, but are not limited to:

•

the final outcome of various putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligation in our Deferred Prosecution Agreement with the U.S. Attorney and other settlement agreements and consent orders with governmental authorities;

•	additional asset impairment charges or write downs;

•	economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for, labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims, including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•

potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $295.1 million, after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the concurrent Common Stock Offering will be approximately $68.5 million (or approximately $78.9 million if the underwriters exercise their over-allotment option in full for the Common Stock Offering) and the net proceeds from the concurrent Units Offering will be approximately $72.3 million (or approximately $83.2 million if the underwriters exercise their over-allotment option in full for the Units Offering), after deducting underwriting discounts and estimated transaction expenses payable by us, although there can be no assurance that the Common Stock Offering or the Units Offering will be completed.

We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offerings, if completed, (i) to fund (or replenish cash used to fund) repurchases of our outstanding senior notes we may make from time to time, including the 2012 Notes Redemption and the 2024 Notes Redemption and (ii) for other general corporate purposes. As of April 30, 2010, $303.6 million aggregate principal amount of the 2012 Notes and $154.5 million aggregate principal amount of the 2024 Notes were outstanding. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and restricted cash and our capitalization as of March 31, 2010 on an actual basis. This information has not been adjusted to give effect to the sale of the notes offered hereby or the use of proceeds therefrom as described under “Use of Proceeds” or to give further effect to the Common Stock Offering or the Units Offering and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our historical financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as well as the section therein entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

As of March 31, 2010
($ in thousands)
Cash and cash equivalents	$524,468
Restricted cash	$43,254

Total cash, cash equivalents and restricted cash	$567,722

Debt:
Revolving credit facility	$—
Senior notes
8 3/8 % Senior notes due 2012	303,599
6 1/2 % Senior notes due 2013	164,473
6 7/8 % Senior notes due 2015	209,454
8 1/8 % Senior notes due 2016	180,879
12% Senior secured notes due 2017	250,000
4 5/8 % Convertible senior notes due 2024	154,500
Junior subordinated notes	46,436
7 1/2 % Mandatory convertible subordinated notes due 2013	57,500
Other secured notes payable	11,168
Model home financing obligations	6,297
Unamortized debt discounts	(25,353)

Total debt	$1,358,953

Stockholders’ equity:
Common stock, $.001 par value; 80,000,000 shares authorized(1); 62,188,862 shares issued	62
Additional paid-in capital	487,332
Accumulated deficit	(134,241)

Total stockholders’ equity	$353,153

Total capitalization	$1,712,106

(1)	The number of shares of common stock authorized was increased to 180,000,000 on April 13, 2010.

DESCRIPTION OF THE NOTES

Definitions for certain defined terms may be found under “— Certain Definitions” appearing below. References in this “Description of the Notes” to the “Company” refer to Beazer Homes USA, Inc. only and not to any of its subsidiaries unless the context otherwise requires.

The notes offered hereby (the “Notes”) will be issued as a series of securities under the Indenture dated as of April 17, 2002, and a supplemental indenture to be dated as of the closing date (as so supplemented, the “Indenture”), among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The following summary of certain provisions of the Indenture do not purport to be complete and are subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture will be made available to any prospective purchaser of the Notes upon request to the Company.

General

The Notes are senior unsecured obligations of the Company. The maximum aggregate principal amount of the Notes to be issued in this offering is $300 million. The Company may issue additional Notes (“Additional Notes”) from time to time subject to the limitations set forth under “Certain covenants — Limitations on Additional Indebtedness.” The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued. The Notes are guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the “Subsidiary Guarantees”) described below.

The Notes bear interest at the rate of 9.125% per annum from the Issue Date, payable on June 15 and December 15 of each year, commencing on June 15, 2010, to holders of record (the “Holders”) at the close of business on June 1 or December 1, as the case may be, immediately preceding the respective interest payment date. The Notes will mature on June 15, 2018, and will be issued in minimum denominations of $2,000 and $1,000 integral multiples thereof. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Notes. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the Holders.

Ranking

The Notes will be senior unsecured obligations of the Company and will rank (i) senior in right of payment to all existing and future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes (or to all senior Indebtedness), (ii) pari passu in right of payment with all existing and future Indebtedness of the Company that is not so subordinated and (iii) effectively subordinate to all Secured Indebtedness to the extent of the value of the assets securing such obligations.

The Subsidiary Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank (i) senior in right of payment to all existing and future Indebtedness of the Subsidiary Guarantors that is, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees (or to all senior Indebtedness), (ii) pari passu in right of payment with all existing and future Indebtedness of the Subsidiary Guarantors that is not so subordinated and (iii) effectively subordinate to all Secured Indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such obligations.

As of March 31, 2010, the Company and the Subsidiary Guarantors had approximately $1.4 billion of Indebtedness outstanding, net of unamortized discount of $25.4 million, of which (i) $261.2 million was Secured Indebtedness and (ii) $46.4 million will be subordinate to the Notes and the Subsidiary Guarantees.

In addition, the Notes and the Subsidiary Guarantees will be structurally subordinated to all existing and future liabilities of our Subsidiaries that do not guarantee the Notes. As of March 31, 2010, our non-guarantor Subsidiaries had approximately $4.7 million of liabilities (excluding intercompany obligations) in the aggregate.

Optional Redemption

The Company may redeem all or any portion of the Notes at any time and from time to time on or after June 15, 2014 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on June 15 of each year indicated below:

Year	Percentage
2014	104.563%
2015	102.281%
2016 and thereafter	100.000%

In addition, on or prior to June 15, 2013, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture with the net proceeds of an Equity Offering at 109.125% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remain outstanding after such redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Equity Offering.

Prior to June 15, 2014, we may, at our option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 15 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2014 (such redemption price being described in the second paragraph of this “— Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through June 15, 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over (b) the principal amount of such Note on such redemption date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2014; provided, however, that if the period from the redemption date to June 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

In the event less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Mandatory Offer to Purchase the Notes

The Indenture requires the Company to offer to purchase all of the outstanding Notes upon a Change of Control of the Company. See “Certain Covenants — Change of Control.” The provisions relating to an offer to purchase upon a Change of Control is not waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. In addition, the Company’s ability to finance the purchase of Notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the Notes when required will result in an Event of Default with respect to the Notes.

If an offer is made to purchase Notes as a result of a Change of Control, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14e-1 thereunder, if applicable.

The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management’s knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The Subsidiary Guarantees

Each of the Subsidiary Guarantors will (so long as it remains a Subsidiary of the Company) unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Each of the Subsidiary Guarantees will be senior unsecured obligations of the applicable Subsidiary Guarantor. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP. Except as provided in “Certain covenants” below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

The Indenture provides that each existing and future Restricted Subsidiary (other than, in the Company’s discretion, any Restricted Subsidiary the assets of which have a Book Value of not more than $5.0 million) be a Subsidiary Guarantor and, at the Company’s discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all (or a portion sufficient to cause such Subsidiary Guarantor to no longer be a Subsidiary of the Company) of the Capital Stock of any Subsidiary Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries, or, unless the Company elects otherwise, if any Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor or a designation as an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes, subject in each case to compliance with the covenant set forth below under “Certain Covenants-Limitations on Mergers and Consolidations,” as applicable.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Acquired Indebtedness” means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Company (or such Person is merged with or into the Company or one of the Company’s Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (i) such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries) or (ii) such acquisition of assets from any such Person.

“Adjusted Consolidated Tangible Net Worth” of the Company means Consolidated Tangible Net Worth plus the amount of any Mandatory Convertible Notes.

“Adjusted Indebtedness” of the Company means the Company’s Indebtedness minus the amount of any Mandatory Convertible Notes.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

“Asset Sale” for any Person means the sale, transfer, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person’s assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $5.0 million or more as to each such transaction or series of related transactions; provided, however, that none of the following shall constitute an Asset Sale:

(i) a transaction or series of related transactions that results in a Change of Control;

(ii) sales of homes or land in the ordinary course of business;

(iii) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets, in each case in the ordinary course of business, for development or disposition of the Company’s or any of its Subsidiaries’ projects;

(iv) sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company’s or its Subsidiaries’ projects in the ordinary course of business;

(v) transactions between the Company and any of its Restricted Subsidiaries, or among such Restricted Subsidiaries;

(vi) a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary;

(vii) any exchange or swap of assets of the Company or any Restricted Subsidiary for assets (including Capital Stock of any Person that is or will be a Restricted Subsidiary following receipt thereof) that (i) are to be used by the Company or any Restricted Subsidiary in the ordinary course of business and (ii) have a Fair Market Value not less than the Fair Market Value of the assets exchanged or swapped;

(viii) any disposition of Cash Equivalents or obsolete or worn out equipment, in each case, in the ordinary course of business;

(ix) the sale or other disposition of assets no longer used or useful in the conduct of business of the Company or any of its Restricted Subsidiaries; and

(x) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under the heading “Limitations on Restricted Payments.”

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Book Value” means, with respect to any asset of the Company or any of its Subsidiaries, the book value thereof as reflected in the most recent consolidated financial statements of the Company filed with SEC (or if such asset has been acquired after the date of such financial statements, the then-current book value thereof as reasonably determined by the Company consistent with recent practices).

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means any security or instrument that constitutes a cash equivalent under GAAP, including any of the following:

(i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year of the date of acquisition thereof;

(ii) certificates of deposit, time deposits, bankers acceptances and other obligations placed with commercial banks organized under the laws of the United States of America or any state thereof, or branches or agencies of foreign banks licensed under the laws of the United States of America or any state thereof, having a short-term rating of not less than A- by Moody’s or S&P at the time of acquisition, and having a maturity of not more than one year;

(iii) commercial paper rated at least P-1, A-1 or the equivalent thereof by Moody’s or S&P, respectively, and in each case and maturing not more than one year from the date of the acquisition thereof;

(iv) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof; and

(v) investments in money market funds (a) substantially all of the assets of which consist of investments described in the foregoing clauses (i) through (iv) or (b) which (1) have total net assets of at least $2.0 billion, (2) have investment objectives and policies that substantially conform with the Company’s investment policy as in effect from time to time, (3) purchase only first-tier or U.S. government obligations as defined by Rule 2a-7 of the SEC promulgated under the Investment Company Act of 1940 and (4) otherwise comply with such Rule 2a-7.

“Change of Control” means any of the following:

(i) the sale, transfer, lease, conveyance or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

(ii) the acquisition by the Company and/or any of its Subsidiaries of 50% or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions;

(iii) the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the “provided” clause of clause (i) above will not constitute a Change of Control under this clause (iii);

(iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50% (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act;

(v) a majority of the Board of Directors of the Company not being comprised of Continuing Directors; or

(vi) a change of control shall occur as defined in the instrument governing any publicly-traded debt securities of the Company which requires the Company to repay or repurchase such debt securities.

“Common Equity” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Cash Flow Available for Fixed Charges” of the Company and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of:

(i) Consolidated Net Income, plus

(ii) Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus

(iii) Consolidated Interest Expense, plus

(iv) all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

(v) all other non-cash items reducing Consolidated Net Income during such period, minus

(vi) all other non-cash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that:

(i) with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarters period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarters period;

(ii) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarters period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarters period;

(iii) with respect to the Incurrence of any Acquired Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarters period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company’s Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarters period; and

(iv) with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company’s Subsidiaries or pursuant to which any Person’s assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarters period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

“Consolidated Income Tax Expense” of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

(i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted

Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period;

(ii) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period;

(iv) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and

(v) the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

“Consolidated Tangible Net Worth” of the Company as of any date means the stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

“Continuing Director” means at any date a member of the Board of Directors of the Company who:

(i) was a member of the Board of Directors of the Company on the Issue Date; or

(ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Covenant Trigger Date” means the earlier of (i) 24 months from the Issue Date and (ii) the date that the Net Income Threshold is met.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, commercial paper or letter of credit facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness (including the Revolving Credit Facility), including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, credit facilities, letter of credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted by the covenant described under “Certain Covenants — Limitation on Additional Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the “Change of Control” covenant set forth in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company’s repurchase of Notes pursuant to the “Change of Control” covenant set forth in the Indenture.

“Disqualified Stock Dividend” of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“Equity Offering” means a public or private equity offering or sale after the Issue Date by the Company for cash of Capital Stock, other than an offering or sale of Disqualified Stock.

“Event of Default” has the meaning set forth in “Description of the Notes — Events of Default.”

“Existing Indebtedness” means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between a willing seller under no compulsion to sell and a willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee.

“GAAP” means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” (and derivatives thereof) means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication,

(i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof, is not required to be recorded as a liability in accordance with GAAP);

(iii) all fixed obligations of such Person in respect of letters of credit or other similar instruments or reimbursement obligations with respect thereto (other than standby letters of credit or similar instruments issued for the benefit of, or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business);

(iv) all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture);

(v) all Capitalized Lease Obligations of such Person;

(vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person to the extent of the Fair Market Value of such asset;

(vii) all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability; and

(viii) all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends);

provided, that Indebtedness shall not include accrued expenses, accounts payable, trade payables, liabilities related to inventory not owned, customer deposits or deferred income taxes arising in the ordinary course of business. The amount of Indebtedness of any Person at any date will be:

(a) the outstanding balance at such date of all unconditional obligations as described above;

(b) the maximum liability of such Person for any contingent obligations under clause (vii) above; and

(c) in the case of clause (vi) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (1) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) amount of the Indebtedness secured.

“Intangible Assets” of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption “interest expense” or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

“Investments” of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP. For all purposes of the Indenture, the amount of any such Investment shall be the fair market value thereof (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value). The making of any payment in accordance with the terms of a guarantee or other contingent obligation permitted under the Indenture shall not be considered an Investment.

“Issue Date” means the initial date of issuance of the Notes under the Indenture.

“Legal Holiday” means Saturday, Sunday or a day on which banking institutions in New York, New York, Atlanta, Georgia or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement).

“Mandatory Convertible Notes” means any Indebtedness of a Person, the principal amount of which is payable at maturity solely in Capital Stock of such Person (provided that a requirement to pay accrued, but unpaid interest on such Indebtedness in cash at maturity or a requirement to pay cash fees, expenses or premiums as a result of the acceleration of payment, early redemption or otherwise with respect to such Indebtedness shall not disqualify such Indebtedness as Mandatory Convertible Notes.

“Material Subsidiary” means any Subsidiary of the Company which accounted for 5% or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.

“Net Income Threshold” means Consolidated Net Income of greater than $0.01 for any two consecutive fiscal quarters ended on or after the Issue Date.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens or (c) in the case of the borrower thereof only, other obligations in respect of such Indebtedness that are payable solely as a result of a voluntary bankruptcy filing (or similar filing or action) by such borrower.

“Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

“Officers’ Certificate” means a certificate signed by two Officers, one of whom must be the Person’s chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

“Paying Agent” means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

“Permitted Investments” of any Person means any Investments of such Person that are not Restricted Investments.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that:

(i) the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

(ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the Notes;

(iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes;

(iv) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being refunded, refinanced or extended plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such refinancing; and

(v) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary.

“Registrar” means an office or agency where Notes may be presented for registration of transfer or for exchange.

“Restricted Investment” means any Investment in joint ventures or Unrestricted Subsidiaries having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this definition that are at the time outstanding, net of any amounts paid to the Company or any Restricted Subsidiary as a return of, or on, such Investments, not to exceed 5.0% of Consolidated Tangible Assets;

“Restricted Payment” means any of the following:

(i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of the Capital Stock of the Company or any Restricted Subsidiary (other than (a) dividends, payments or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or a Restricted Subsidiary and (b) in the case of a Restricted Subsidiary, dividends, payments or distributions payable to the Company or to another Restricted Subsidiary and pro rata dividends, payments or distributions payable to minority stockholders of such Restricted Subsidiary);

(ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company or any Restricted Subsidiary (other than Capital Stock held by the Company or a Restricted Subsidiary);

(iii) any Restricted Investment; and

(iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Indebtedness (other than (a) Indebtedness permitted under clause (vii) of the second paragraph of the covenant described under “Limitations on Additional Indebtedness” or (b) the payment, redemption, repurchase, defeasance or other acquisition or retirement of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance or other acquisition or retirement);

provided, however, that Restricted Payments will not include any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of the Company or a Restricted Subsidiary if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of the Company or a Restricted Subsidiary.

“Restricted Subsidiary” means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Amended and Restated Credit Agreement, dated as of August 5, 2009, among the Company, the lenders and letter of credit issuers party thereto, and Citibank, N.A., as agent and swingline lender, as such facility may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“S&P” means Standard and Poor’s Ratings Service, a division of McGraw Hill, Inc., a New York corporation, or any successor to its debt rating business.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness which is secured by (1) a Lien on any property of the Company or any Restricted Subsidiary or (2) a Lien on shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or on equity interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Register” is a register of the Notes and of their transfer and exchange kept by the Registrar.

“Subordinated Indebtedness” means any Indebtedness which is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity; provided that in each of case (i) and (ii), such Person is required to consolidate such entity in accordance with GAAP.

“Subsidiary Guarantee” means the guarantee of the Notes by each Subsidiary Guarantor under the Indenture.

“Subsidiary Guarantors” means (i) each of the Company’s Restricted Subsidiaries in existence on the Issue Date, other than The Ridings Development LLC and (ii) each of the Company’s Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

“Unrestricted Subsidiary” means United Home Insurance Corporation, a Vermont corporation, Security Title Insurance Company, Inc., a Vermont corporation, and, to the extent considered a Subsidiary of the Company, Beazer Homes Capital Trust I, and each of the Subsidiaries of the Company (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that:

(i) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (a) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary;

(ii) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary; and

(iii) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

The Board of Directors of the Company, or a committee thereof, may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the “Limitations on Additional Indebtedness” covenant set forth in the Indenture as of the date of such redesignation;

(ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the “Limitations on Additional Indebtedness” covenant set forth in the Indenture; and

(iii) the Liens on the property and assets of such Unrestricted Subsidiary could then be incurred in accordance with the “Limitations on Secured Indebtedness” covenant set forth in the Indenture as of the date of such redesignation.

Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the “Limitations on Restricted Payments” covenant set forth in the Indenture;

(ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the “Limitations on Restricted Payments” covenant set forth in the Indenture, either (a) the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the “Limitations on Additional Indebtedness” covenant set forth in the Indenture or (b) the Consolidated Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

“U.S. Government Obligations” means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

“Wholly Owned Subsidiary” of any Person means (i) a Subsidiary of which 100% of the Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

Certain Covenants

The following is a summary of certain covenants that are contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under “— Discharge and Defeasance of Indenture.”

Limitations on Restricted Payments.

The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

(i) the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments (excluding Restricted Payments permitted by the next succeeding paragraph) declared or made after the Issue Date exceeds the sum of:

(a) $200.0 million, plus

(b) 50% of the Company’s Consolidated Net Income accrued during the period (taken as a single period) commencing on the first day of the fiscal quarter in which the Covenant Trigger Date occurs and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit); provided, that for purposes of this calculation, if a Covenant Trigger Date Occurs as the result of the Company achieving the Net Income Threshold, the Covenant Trigger Date will be deemed to have occurred as of the first day of the second fiscal quarter included in calculating such Net Income Threshold, plus

(c) the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries (or any capital contribution to the Company or a Restricted Subsidiary) that is not Disqualified Stock (other than a sale to, or a contribution by, a Subsidiary of the Company) after the Issue Date, plus

(d) 100% of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after the Issue Date that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, plus

(e) 100% of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (1) not included in clause (b) above and (2) that the making of such Investment constituted a permitted Restricted Investment (to the extent the Investment was made after the Issue Date), plus

(f) 100% of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after the Issue Date, but only to the extent that such guarantee constituted a permitted Restricted Payment, plus

(g) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date, and only to the extent not included in clause (b) above), an amount equal to the lesser of (1) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of Book Value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP and (2) the amount of the Restricted Payment deemed to be made upon such Subsidiary’s designation as an Unrestricted Subsidiary; or

(ii) the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the “Limitations on Additional Indebtedness” covenant set forth in the Indenture; or

(iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

Notwithstanding the foregoing, the “Limitation on Restricted Payments” covenant set forth in the indenture will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration;

(ii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement of shares of the Company’s Capital Stock or the Company’s or a Restricted Subsidiary’s Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock), provided that the proceeds of any such sale will be excluded in any computation made under clause (c) above;

(iii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness; or

(iv) other Restricted Payments made after the Issue Date in an amount not to exceed $50.0 million in the aggregate.

Limitations on Additional Indebtedness.

The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquired Indebtedness; provided that the Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquired Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, either (i) the Company’s Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Adjusted Indebtedness of the Company and the Restricted Subsidiaries to Adjusted Consolidated Tangible Net Worth is less than 7.5 to 1.

Notwithstanding the foregoing, the provisions of the Indenture will not prevent:

(i) the Company or any Restricted Subsidiary from Incurring (a) Refinancing Indebtedness or (b) Non-Recourse Indebtedness;

(ii) the Company from Incurring Indebtedness evidenced by the Notes issued on the Issue Date;

(iii) the Company or any Subsidiary Guarantor from Incurring Indebtedness under Credit Facilities not to exceed the greater of $250.0 million and 15.0% of Consolidated Tangible Assets;

(iv) any Subsidiary Guarantee of Indebtedness of the Company under the Notes;

(v) the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money);

(vi) any Subsidiary Guarantor from guaranteeing Indebtedness of the Company or any other Subsidiary Guarantor, or the Company from guaranteeing Indebtedness of any Subsidiary Guarantor, in each case permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness);

(vii) (a) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (1) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (2) such Indebtedness shall only be permitted pursuant to this clause (vii)(a) for so long as the Person to whom such Indebtedness is owing is the Company or a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary and (b) the Company from Incurring Indebtedness owing to any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that

(1) such Indebtedness is subordinated to the Company’s obligations under the Notes and the Indenture, and (2) such Indebtedness shall only be permitted pursuant to this clause (vii)(b) for so long as the Person to whom such Indebtedness is owing is a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary;

(viii) the Company and any Restricted Subsidiary from Incurring Indebtedness under Capitalized Lease Obligations or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Restricted Subsidiary, as the case may be, in an aggregate amount not to exceed $50.0 million;

(ix) the Company or any Restricted Subsidiary from Incurring obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

(x) the Company or any Restricted Subsidiary from incurring Indebtedness owed to a seller of entitled land, lots under development or finished lots under the terms of which the Company or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such land or lots; and

(xi) the Company or any Restricted Subsidiary from Incurring Indebtedness in an aggregate principal amount at any time outstanding not to exceed $100.0 million.

The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

For purposes of determining compliance with this “Limitations on Additional Indebtedness” covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification.

Limitations on Secured Indebtedness.

The Indenture provides that, notwithstanding any Indebtedness that may be incurred as described above under “Certain Covenants — Limitations on Additional Indebtedness,” the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or guarantee any Secured Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, if the Secured Indebtedness is subordinated Indebtedness) the Secured Indebtedness. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Indebtedness which is secured by:

(i) Liens on model homes, homes held for sale, homes that are under contract for sale, or any option, contract or other agreement to sell an asset;

(ii) Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (a) were in existence prior to the contemplation of such acquisition, merger or consolidation and (b) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary;

(iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(iv) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests); or

(v) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other obligations.

Additionally, such permitted Secured Indebtedness includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part of Secured Indebtedness permitted at the time of the original incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Indebtedness, without equally or ratably securing the Notes, if immediately thereafter the aggregate principal amount of all Secured Indebtedness outstanding (excluding (a) Secured Indebtedness permitted under clauses (i) through (v) above and (b) any Secured Indebtedness in relation to which the Notes have been equally and ratably secured) as of the date of determination would not exceed the greater of (i) $700.0 million and (ii) 40% of Consolidated Tangible Assets.

The provisions described above with respect to limitations on Secured Indebtedness are not applicable to Non-Recourse Indebtedness by virtue of the definition of Secured Indebtedness and will not restrict the Company’s or any Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, if such Indebtedness is permitted as described above under “Certain Covenants — Limitations on Additional Indebtedness.”

Change of Control.

The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers’ Certificate and will offer to purchase (a “Change of Control Offer”) from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the “Change of Control Payment Date”), the outstanding principal amount of Notes at an offer price (the “Change of Control Price”) in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the “Change of Control” covenant of the Indenture.

In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company’s request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder’s rights arising as a result thereof. Such notice shall specify, among other items, the Change of Control Payment Date, which shall be no earlier than 45 days nor later than 60 days from the date such notice is mailed.

The Indenture also provides that:

(i) In the event of a Change of Control Offer, the Company will only be required to accept Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(ii) Not later than one Business Day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (c) deliver to the Paying Agent an Officers’ Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officers’ Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

(iii) Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company’s failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

No quantitative or other established meaning has been given to the phrase “all or substantially all” (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control. In addition, in a recent decision, the Chancery Court of Delaware raised the possibility that a change of control as a result of a failure to have “continuing directors” comprising a majority of the Board of Directors may be unenforceable on public policy grounds.

Limitations on Mergers and Consolidations.

The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, and the Indenture; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another Person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary Guarantor being released from its Subsidiary Guarantee as provided under “The Subsidiary Guarantees” above. In addition, clauses (ii) and (iii) of this covenant will not apply to any transaction the purpose of which is to change the state of organization of the Company or a Restricted Subsidiary.

No quantitative or other established meaning has been given to the phrase “all or substantially all” by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

Events of Default

The following are Events of Default under the Indenture:

(i) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(ii) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer or an Excess Proceeds Offer);

(iii) the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

(iv) the acceleration of any Indebtedness that has an outstanding principal amount of $25.0 million or more in the aggregate (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries;

(v) the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness with an outstanding aggregate amount of $25.0 million or more (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

(vi) a final judgment or judgments that exceed $25.0 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(vii) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(d) makes a general assignment for the benefit of its creditors;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case;

(b) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary; or

(c) orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

(ix) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes, as determined pursuant to the provisions of the “Acceleration” section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled “Change of Control”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

Reports

The Indenture provides that, as long as any of the Notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the SEC copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the SEC and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the SEC as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act. For the avoidance of doubt, this covenant shall not require the Company to file any such reports, information or documents with the SEC within any specified time period and the obligation to deliver such reports, information or documents to the Trustee and Holders shall only arise after (and only to the extent) such reports, information or documents are filed with the SEC.

Discharge and Defeasance of Indenture

The Company and the Subsidiary Guarantors may discharge their obligations under the Notes, the Subsidiary Guarantees and the Indenture by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of, premium and interest on the Notes to maturity or redemption and the Notes mature or are to be called for redemption within one year, subject to meeting certain other conditions.

The Indenture will permit the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture with respect to the Notes and the Subsidiary Guarantees, other than the obligation to pay interest on and the principal of the Notes and certain other obligations (“legal defeasance”), at any time by:

(i) depositing in trust with the Trustee, under an irrevocable trust agreement, cash or U.S. Government Obligations in an amount sufficient to pay principal of and premium and interest on the Notes to their maturity or redemption, as the case may be, and

(ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

In addition, the Indenture will permit the Company and the Subsidiary Guarantors to terminate all of their obligations under the Indenture with respect to certain covenants and Events of Default specified in the Indenture, and the Subsidiary Guarantees will be released (“covenant defeasance”), at any time by:

(i) depositing in trust with the Trustee, under an irrevocable trust agreement, cash or U.S. government obligations in an amount sufficient to pay principal of, premium and interest on the Notes to their maturity or redemption, as the case may be, and

(ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the Holders of the Notes:

•	rights of registration of transfer and exchange of Notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen Notes;

•	rights of Holders of the Notes to receive payments of principal thereof, premium, if any, and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the Trustee;

•	rights of Holders of Notes that are beneficiaries with respect to property so deposited with the Trustee payable to all or any of them; and

•	obligations of the Company to maintain an office or agency in respect of the Notes.

The Company or the Subsidiary Guarantors may exercise the legal defeasance option with respect to the Notes notwithstanding the prior exercise of the covenant defeasance option with respect to the Notes. If the Company or the Subsidiary Guarantors exercise the legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the Notes. If the Company or the Subsidiary Guarantors exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated due to an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive any provision thereof to cure any ambiguity, defect or inconsistency, to comply with the “Limitations on Mergers and Consolidations” section set forth in the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for any Subsidiary Guarantee of the Notes; to add security to or for the benefit of the Notes and or to confirm and evidence the release, termination or discharge of any Subsidiary Guarantee of the Notes when such release, termination or discharge is permitted by the Indenture; to add covenants or new events of default for the protection of the Holders of the Notes; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; or to comply with or qualify the Indenture under the Trust Indenture Act.

Without the consent of each Holder affected, the Company may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under the “Optional Redemption” section set forth in the Indenture;

(iv) make any Note payable in money other than that stated in the Note;

(v) make any change in the “Waiver of Past Defaults and Compliance with Indenture Provisions,” “Rights of Holders to Receive Payment” or, in part, the “With Consent of Holders” sections set forth in the Indenture;

(vi) modify the ranking or priority of the Notes or any Subsidiary Guarantee;

(vii) modify any of the provisions with respect to mandatory offers to repurchase Notes pursuant to the “Change of Control” covenant set forth in the Indenture after the obligation to make such mandatory offer to repurchase has arisen;

(viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(ix) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such Notes, waives and releases all such liability.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

Secured Revolving Credit Facility — On August 5, 2009, we entered into an amendment to our secured revolving credit facility that reduced the size of the facility to $22 million (the “revolving credit facility”). The revolving credit facility is now provided by one lender. The revolving credit facility will continue to provide for future working capital and letter of credit needs collateralized by either cash or assets of Beazer Homes at our option, conditioned upon certain conditions and covenant compliance. We also entered into a stand-alone, cash-secured, letter of credit agreement with banks to maintain the pre-existing letters of credit that had been under the prior revolving credit facility. As of March 31, 2010, we have secured all of our letters of credit under the stand-alone facility using cash collateral which required additional cash in restricted accounts of $42.4 million. The revolving credit facility contains certain covenants, including negative covenants and financial maintenance covenants, with which we are required to comply. Subject to our option to cash collateralize our obligations under the revolving credit facility upon certain conditions, our obligations under the revolving credit facility are secured by liens on substantially all of our personal property and a significant portion of our owned real properties.

Senior Notes — Our 2012 Notes, 6 1/2% Senior Notes due 2013 (the “2013 Notes”), 6 7/8% Senior Notes due 2015 (the “2015 Notes”) and 8 1/8% Senior Notes due 2016 (the “2016 Notes” and, together with the 2012 Notes, the 2013 Notes, the 2015 Notes and the 2024 Notes, the “existing senior notes”) are unsecured obligations ranking pari passu with all other existing and future senior indebtedness. The senior secured notes (as defined below) are secured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the existing senior notes and are jointly and severally liable for obligations under the existing senior notes and the revolving credit facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer Homes.

The indentures under which the existing senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. The indentures provide that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding existing senior notes. Specifically, each indenture (other than the indenture governing the Existing Convertible Notes) requires us to offer to purchase 10% of each series of existing senior notes at par if our consolidated tangible net worth (defined as stockholders’ equity less intangible assets as defined) is less than $85 million at the end of any two consecutive fiscal quarters. Such offer need not be made more than twice in any four-quarter period. If triggered and fully subscribed, excluding the 2012 Notes which we will redeem prior the closing of this offering, this could result in our having to purchase 10% of outstanding existing senior notes one or more times, in an amount equal to $82.5 million for the first time based on the principal outstanding at March 31, 2010. Our tangible net worth (defined in the indentures governing the existing senior notes as stockholders’ equity less certain intangible assets) was $298.3 million at March 31, 2010.

On October 26, 2007, we obtained consents from holders of our senior notes to approve amendments of the indentures under which the existing senior notes were issued. These amendments restrict our ability to secure additional debt in excess of $700 million until certain conditions are met and enable us to invest up to $50 million in joint ventures. The consents also provided us with a waiver of any and all defaults under the existing senior notes that may have occurred on or prior to May 15, 2008 relating to filing or delivering annual and quarterly financial statements. Fees and expenses related to obtaining these consents totaled approximately $21 million. Such fees and expenses have been deferred, and included in other assets in the unaudited condensed consolidated balance sheets incorporated herein by reference, and are being amortized as an adjustment to interest expense in accordance with EITF 96-19 — Debtor’s Accounting for a Modification or Exchange of Debt Instruments.

As described under “Summary — Recent Developments,” prior to the closing of this offering, we expect to redeem the 2012 Notes in full and will use the net proceeds from this offering to replenish funds used in connection with the 2012 Notes Redemption.

On September 11, 2009, we issued and sold $250 million aggregate principal amount of our 12% Senior Secured Notes due 2017 (the “senior secured notes”) through a private placement. In March 2010, we completed an offer to exchange substantially all of the senior secured notes for new senior secured notes that were registered under the Securities Act. The indenture under which the senior secured notes were issued contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company or its restricted subsidiaries. Upon a change of control, as defined, the indenture requires us to make an offer to repurchase the senior secured notes at 101% of their principal amount, plus accrued and unpaid interest. If we sell certain assets and do not reinvest the net proceeds in compliance with the indenture, then we must use the net proceeds to offer to repurchase the senior secured notes at 100% of their principal amount, plus accrued and unpaid interest.

Prior to October 15, 2012, we may redeem the senior secured notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus the applicable premium amount as set forth in the indenture. Thereafter, we may redeem some or all of the senior secured notes at redemption prices set forth in the indenture. The senior secured notes are secured on a second priority basis by, subject to exceptions specified in the security documents and permitted liens, substantially all of the tangible and intangible assets of the Company and the guarantors of the senior secured notes, but excluding in any event the capital stock of any subsidiary or other affiliate held by the Company or any guarantor.

Convertible Senior Notes — In June 2004, we issued $180 million aggregate principal amount of the 2024 Notes. The 2024 Notes are not convertible into cash. We may at our option redeem for cash the 2024 Notes in whole or in part at any time on or after June 15, 2009 at specified redemption prices. Holders have the right to require us to purchase all or any portion of the 2024 Notes for cash on June 15, 2011, June 15, 2014 and June 15, 2019. In each case, we will pay a purchase price equal to 100% of the principal amount of the 2024 Notes to be purchased plus any accrued and unpaid interest, if any, and any additional amounts owed, if any to such purchase date. We intend to repurchase or redeem all outstanding 2024 Notes with the net proceeds from the Concurrent Offerings, if completed.

Mandatory Convertible Subordinated Notes — On January 12, 2010, we issued $57.5 million aggregate principal amount of 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the “convertible subordinated notes”). The convertible subordinated notes are general, unsecured obligations, are not guaranteed by any of our subsidiaries and rank junior to all of our existing and future senior indebtedness and to all indebtedness of our subsidiaries. The convertible subordinated notes rank pari passu to our unsecured junior subordinated notes which mature on July 30, 2036.

The convertible subordinated notes will mature on January 15, 2013. At the stated maturity date, unless previously converted, each convertible subordinated note will automatically convert into shares of our common stock. Prior to the stated maturity date, holders may convert the convertible subordinated notes, in whole or in part, into shares of our common stock at the then-applicable defined minimum conversion rate.

If our consolidated tangible net worth on the last day of the most recent fiscal quarter is less than $85 million, we may require holders to convert all of the convertible subordinated notes. In addition, if a “fundamental change” (as defined in the convertible subordinated notes) occurs prior to the stated maturity date, we will provide for the conversion of the notes by permitting holders to submit their notes for conversion at anytime during the period beginning on the effective date of such fundamental change and ending on the earlier of either the stated maturity date or the date 20 days after the effective date of the fundamental change. Any notes converted as a result of our consolidated tangible net worth or a fundamental change will require us to make an interest make-whole payment to holders.

Junior Subordinated Notes — On June 15, 2006, we completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036 and are redeemable at par on or after July 30, 2011 and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to the revolving credit facility and the senior notes and is subordinated to the original notes and new notes.

On January 15, 2010, the Company entered into (i) an Exchange Agreement with Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd. and Taberna Preferred Funding VIII, Ltd. and (ii) a Junior Subordinated Indenture with Wilmington Trust Company, as trustee. Pursuant to the Exchange Agreement, the Taberna Entities, as holders of outstanding trust preferred securities, exchanged the trust preferred securities (which were cancelled) for $75 million aggregate principal amount of new junior subordinated notes issued under the Junior Subordinated Indenture. The material terms of the junior subordinated notes are consistent with the terms of the trust preferred securities, with certain exceptions.

The junior subordinated notes have a 30-year term ending July 30, 2036. Until July 30, 2016, the junior subordinated notes will pay interest at a fixed rate of 7.987%. After July 30, 2016, when the distribution rate on the trust preferred securities would have changed from a fixed rate to a floating rate set at LIBOR plus 2.45%, the junior subordinated notes will also float at that rate, but will be subject to a floor of 4.25% and a cap of 9.25%. In addition, the Company will now have the option to redeem the junior subordinated notes beginning on June 1, 2012 at 75% of par value, and beginning on June 1, 2022 the redemption price will increase by 1.785% per year.

Other Secured Notes Payable — We periodically acquire land through the issuance of notes payable. As of March 31, 2010, we had outstanding notes payable of $11.2 million, primarily related to land acquisitions. These notes payable expire at various times through 2011 and had fixed and variable rates ranging from 8.0% to 9.0% at March 31, 2010. These notes are secured by the real estate to which they relate.

The agreements governing these secured notes payable contain various affirmative and negative covenants. There can be no assurance that we will be able to obtain any future waivers or amendments that may become necessary without significant additional cost or at all. In each instance, however, a covenant default can be cured by repayment of the indebtedness.

Model Home Financing Obligations — Due to a continuing interest in certain model home sale-leaseback transactions, we have recorded $6.3 million of debt as of March 31, 2010, related to these “financing” transactions in accordance with SFAS 98 (as amended), Accounting for Leases (ASC 840). These model home transactions incur interest at a variable rate of one-month LIBOR plus 450 basis points, 4.7% as of March 31, 2010, and expire at various times through 2015.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of notes by an initial beneficial owner of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to holders who acquire the notes upon original issuance at the price indicated on the cover of this prospectus supplement and hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold notes as part of a “straddle”, a “hedge”, a “conversion transaction” or other arrangement involving more than one position, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former citizens or permanent residents of the United States and persons that acquired the notes in connection with employment or other performance of services.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR NON-U.S. TAX LAWS.

As used in this discussion, a “U.S. Holder” is a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of the notes that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Consequences to U.S. Holders

Payments of Interest

The notes will be issued with original issue discount, for U.S. federal income tax purposes, if the stated redemption price of the notes exceeds their issue price by more than a statutorily-defined de minimus amount. If the notes are issued with original issue discount, you will be required to include original issue discount in ordinary income over the period that you hold the notes as determined on a constant yield method in advance of the receipt of the cash attributable thereto. Any amount of discount included in income will increase your tax basis in the notes.

Stated interest on a note will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is paid or at the time it accrues in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may be obligated to pay holders of notes amounts in excess of stated interest or principal on the notes. At our option, we may redeem part or all of the notes, as described in “Description of Notes – Optional Redemption,” for a price that may include an additional amount in excess of the principal amount of such notes. In addition, upon the occurrence of a change of control triggering event, we may be required to purchase some or all of the notes, as described in “Description of Notes – Mandatory Offer to Purchase the Notes,” at a price that will include an additional amount in excess of the principal amount of the notes. We intend to take the position that the possibility that any such payments will be made is remote so that the notes will not be treated as contingent payment debt instruments solely because of this possibility, and such possibility will not affect the timing or amount of interest income that you recognize unless and until any such payments are made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein. If we do pay a premium or additional amount, then the premium or additional amount should be treated as a capital gain under the rules described below under “—Sale, Exchange or Redemption of Notes.”

Sale, Exchange or Disposition of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition (excluding amounts received with respect to accrued interest to the extent not previously included in income, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount paid for such note reduced by the amount of any principal payments previously received by the U.S. Holder and increased by any original issue discount included in the U.S. Holder’s income with respect to the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of the sale, exchange, retirement or other taxable disposition. Long-term capital gain of a non-corporate U.S. Holder is currently eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Generally, we must report to the IRS the amount of the payments of interest (including any original issue discount) on or the proceeds of the sale or other disposition of the notes, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding (currently at the rate of 28%) will apply to payments received by a U.S. Holder with respect to the notes unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussions of backup withholding below, interest payable on the notes (including any original issue discount) by us or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iii) certain certification requirements (summarized below) are met (the “Portfolio Interest Exemption”). If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on such note is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax, generally will be subject to U.S. federal income tax on such interest in the same manner as a U.S. Holder described above. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a note will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder).

Interest (including any original issue discount) on a note paid to a Non-U.S. Holder generally will qualify for the Portfolio Interest Exemption or, as the case may be, the exception from withholding for income effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) if, at the time such payment is made, the withholding agent holds a valid Form W-8BEN or Form W-8ECI and, if necessary, a Form W-8IMY, respectively (or an acceptable substitute form), from the Non-U.S. Holder and can reliably associate such payment with such Form W-8BEN or W-8ECI and does not have actual knowledge or reason to know that the beneficial owner is a U.S. person.

Sale, Exchange or Disposition of Notes

A Non-U.S. Holder of notes generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of such notes unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who holds the notes as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. “tax home” (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual. A Non-U.S. Holder that is described under clause (i) will be subject to the U.S. federal income tax on the net gain except as otherwise required by an applicable tax treaty and, if such Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax at a 30% rate (or a lower rate if so specified by an applicable tax treaty). An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses (notwithstanding the fact that the Non-U.S. Holder is not considered a U.S. resident).

Information Reporting and Backup Withholding

We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any interest paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments of interest on or principal of the notes by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of the notes by a Non-U.S. Holder may be subject to information reporting, and may be subject to backup withholding at the applicable rate, currently 28%, unless the seller certifies its non-U.S. status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

CONCURRENT OFFERINGS

Concurrently with this offering, we are offering 12,500,000 shares of common stock (or 14,375,000 shares if the underwriters therefor exercise their over-allotment option to purchase additional shares of common stock in full) pursuant to a separate prospectus supplement and we are also offering 3,000,000 7.25% Units (or a total of 3,450,000 Units if the underwriters therefor exercise their over-allotment option to purchase additional Units in full) pursuant to a separate prospectus supplement. We expect to raise approximately $447.6 million in aggregate gross proceeds from this offering and the Concurrent Offerings (or approximately $469.8 million if the underwriters exercise each of their over-allotment options in full).

We cannot assure you that we will complete the Concurrent Offerings. Completion of this offering is not contingent on the completion of either of the Concurrent Offerings and neither of the Concurrent Offerings is contingent on the completion of the other Concurrent Offering or this offering.

The following description is a summary of the material provisions of the Units we are offering in the Units Offering and the purchase contract agreement and indenture that will govern the Units. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract agreement and indenture, including the definitions of some terms used in such documents.

Each Unit is comprised of a prepaid stock purchase contract and a senior amortizing note due August 15, 2013 issued by Beazer Homes, which has an initial principal amount of $5.246 per amortizing note and a scheduled final installment payment date of August 15, 2013. Unless settled earlier, on August 15, 2013, each purchase contract will automatically settle and we will deliver a number of shares of our common stock based on the applicable market value, which is the average of the daily closing prices of the common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 15, 2013, as follows (subject to adjustment):

•	if the applicable market value equals or exceeds $7.12, the purchase contract holder will receive 3.5126 shares;

•

if the applicable market value is greater than $5.81 but less than $7.12, the purchase contract holder will receive a number of shares having a value, based on the applicable market value, equal to $25; and

•	if the applicable market value is less than or equal to $5.81, the purchase contract holder will receive 4.3029 shares.

At any time prior to the third trading day immediately preceding August 15, 2013, the purchase contract holder may settle its purchase contract early, and we will deliver 3.5126 shares of our common stock. In addition, if a fundamental change (as defined in the purchase contract agreement) occurs and the purchase contract holder elects to settle its purchase contracts early in connection with such fundamental change, such holder will receive a number of shares of our common stock based on the fundamental change early settlement rate. We may elect to settle all outstanding purchase contracts prior to the August 15, 2013 settlement date at the early mandatory settlement rate, upon a date fixed by us upon not less than five business days’ notice. Except for cash in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay the holders equal quarterly installments of $0.453125 per amortizing note, which in the aggregate will be equivalent to a 7.25% cash payment per year with respect to each $25 stated amount of stock purchase units. The amortizing notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. If we elect to settle the purchase contracts early, the purchase contract holders will have the right to require us to repurchase such holders’ amortizing notes, except in certain circumstances.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.

This description and the other information in this prospectus supplement regarding the Concurrent Offerings is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, the securities offered in the Concurrent Offerings.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May 4, 2010, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$120,000,000
Citigroup Global Markets Inc.	120,000,000
Deutsche Bank Securities Inc.	45,000,000
Moelis & Company LLC	15,000,000

Total	$300,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated. The completion of this offering is not contingent on the completion of the Concurrent Offerings, and neither of the Concurrent Offerings is contingent on the completion of the other Concurrent Offering or this offering.

We estimate that our out of pocket expenses for this offering will be approximately $450,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus supplement.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, Citigroup Global Markets Inc. is the lead arranger and bookrunner under our revolving credit facility and an affiliate of Citigroup Global Markets Inc. is the administrative agent and a lender under our revolving credit facility.

The underwriters in this offering are also underwriters in the Concurrent Offerings.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time,

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Residents of Japan

The underwriters will not offer or sell any of the notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Residents of Hong Kong

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, the notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.)

Notice to Residents of Singapore

This prospectus supplement or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “ Securities and Futures Act”). Accordingly the notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other offering material relating to the notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Residents of Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to our notes. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our notes otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Residents of France

The notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the notes, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Notice to Residents of the Netherlands

The notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus supplement and in any other documents or advertisements in which a forthcoming offering of the notes is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of the notes, and this prospectus supplement or any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes.

Market Making Activities

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the twelfth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+12”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next eight succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+12, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to prospective purchasers upon request to us) for complete information with respect to those documents. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We are subject to the informational requirements of the Exchange Act and accordingly, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

In addition, our common stock is traded as “BZH” on the New York Stock Exchange. Because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 10, 2009, as amended on December 7, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010, filed on February 5, 2010 and May 3, 2010, respectively;

•

our Current Reports on Form 8-K, filed on November 16, 2009, November 23, 2009, December 17, 2009, December 22, 2009, January 12, 2010 (excluding the information and exhibit furnished under Item 7.01), January 19, 2010, January 21, 2010 and April 15, 2010;

•

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the issuance of common stock offered by this prospectus supplement, will be passed upon by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance on the accounting for uncertainty in income taxes on October 1, 2007), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BEAZER HOMES USA, INC.

$750,000,000

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Stock Purchase Contracts

Stock Purchase Units

Guarantees of Debt Securities

Beazer Homes USA, Inc. may offer, from time to time, up to $750,000,000 in aggregate initial offering price of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts or stock purchase units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the symbol “BZH.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

These securities are speculative and involve a high degree of risk. You should carefully read the information under the heading “Risk Factors” on page 3 of this prospectus and the risk factors contained in any applicable prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this prospectus will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. For a more detailed description of the risks and uncertainties involved, you should also carefully consider the statements contained in, or incorporated by reference to, our filings with the Securities and Exchange Commission. Factors that could lead to material changes in our performance may include, but are not limited to:

•

the final outcome of various putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligation in the Deferred Prosecution Agreement and other settlement agreements and consent orders with governmental authorities;

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for, labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims, including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•

potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our” or the “Company” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 10, 2009, as amended on December 7, 2009;

•	our Current Reports on Form 8-K filed on November 16, 2009 and November 23, 2009;

•

the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994 and August 7, 2009, including any amendment or report filed for the purpose of updating those descriptions; and

•

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

BEAZER HOMES USA, INC.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our and our co-registrants’ principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include the retirement or refinancing of indebtedness under our outstanding debt securities. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Fiscal Year Ended September 30,
	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges(1)(2)	—	—	—	5.45x	6.91x

(1)	The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of (loss) income from continuing operations before income taxes, amortization of previously capitalized interest and fixed charges, exclusive of capitalized interest cost. Fixed charges consist of interest incurred, amortization of deferred loan costs and debt discount, and that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2009, 2008 and 2007 were insufficient to cover fixed charges by $41 million, $542 million and $428 million, respectively.

(2)	The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

We may issue senior or subordinated debt securities, which may be secured or unsecured.

The senior debt securities will constitute part of our senior debt and will be issued under our senior debt indenture described below.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”), by one or more of our subsidiaries (each, a “guarantor”). If a guarantor issues guarantees, the guarantees may be secured or unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the senior debt indenture and the form of subordinated debt indenture with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior and subordinated debt securities are governed by a document called an indenture. Each indenture is a contract between us and a trustee. The indenture relating to the senior debt securities and the indenture relating to the subordinated debt securities are substantially similar, except for certain provisions including those relating to subordination, which are included only in the indenture relating to subordinated debt securities.

The trustee under each indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Default, Remedies and Waiver of Default.”

•	Second, the trustee performs certain administrative duties for us.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•

the aggregate principal amount (or any limit on the aggregate principal amount) of the debt securities of the same series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on the debt securities of a series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the registrar and paying agent;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the Company;

•	the terms of any redemption at the option of holders;

•	whether the debt securities are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	the denominations in which the debt securities are issuable;

•	whether the debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

•	whether any debt securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

•	provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in this prospectus;

•	whether and upon what terms debt securities may be defeased if different from the provisions set forth in this prospectus;

•	the form of the debt securities if different from the form set forth in this prospectus;

•	any terms that may be required by or advisable under applicable law;

•

the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•

whether the debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	whether the debt security is secured or unsecured, and if secured, what the collateral will consist of; and

•	any other terms in addition to or different from those contained in this prospectus.

Original Issue Discount Debt Securities

We may issue original issue discount debt securities at an issue price (as specified in the applicable prospectus supplement) that is less than 100% of the principal amount of such debt securities (i.e., par). Original issue discount debt securities may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount debt security and par is referred to herein as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount debt security, the amount payable to the holder of an original issue discount debt security will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount debt security (if applicable), multiplied by the initial redemption percentage specified in the accompanying prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount debt security accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Certain original issue discount debt securities may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount debt securities may be treated as issued with original issue discount for federal income tax purposes.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We may issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which The Depositary Trust Company, New York, New York, or DTC, will act as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we are unable to locate a qualified successor depositary;

•	an event of default occurs with respect to the applicable series of securities; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

In the event definitive securities are issued:

•

holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan or, at our option, by check mailed to the address of the person entitled to the payment at his or her address in the security register;

•

holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the corporate trust officer of The Bank of New York Mellon. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•

any moneys we pay to our paying agents for the payment of principal and interest on the debt securities that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the accompanying prospectus supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream, Luxembourg”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream, Luxembourg. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, Luxembourg, as the case may be.

Euroclear has advised us that:

•

it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine Euroclear;

•

the Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream, Luxembourg has advised us that:

•

it is incorporated as a limited liability company under the laws of Luxembourg, and is owned by Cedel International societe anonyme, and Deutsche Brse AG. The shareholders of these two entities are banks, securities dealers and financial institutions;

•

it holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, eliminating the need for physical movement of certificates;

•

it can settle transactions in many currencies, including U.S. dollars, and provides its customers services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing;

•	it also deals with domestic securities markets in over 30 countries through established depository and custodial relationships, and interfaces with domestic markets in a number of countries;

•

it has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear;

•	it is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector;

•

participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•

indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly; and

•

distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream, Luxembourg solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream, Luxembourg and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream, Luxembourg participants on that business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of securities by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•

If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia; and

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture.

We may modify the subordination provisions with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the company which shall remit payment to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•

we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable and, in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•

we do not deposit a sinking fund payment with regard to any debt security of that series when due, but only if the payment is required under provisions described in the applicable prospectus supplement;

•

we remain in breach of our covenants we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•

with respect to any series of debt securities that is guaranteed, such guarantee shall cease to be enforceable for any reason, except as contemplated or permitted in the indenture governing such debt security; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may, in certain circumstances, cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•

the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•

the holders of at least a majority in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of at least a majority in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Modifications and Waivers

Subject to certain exceptions, the indentures may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of at least a majority in principal amount of the debt securities then outstanding, and any existing default or event of default (other than any continuing default or event of default in the payment of interest on or the principal of the debt securities) under, or compliance with any provision of, the indentures may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of a majority in principal amount of the debt securities then outstanding.

Changes Requiring Each Holder’s Approval

Without the consent of each holder affected, we may not

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemption or with respect to mandatory offers to repurchase debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	make any change in the waiver of past defaults or unconditional right of holders to receive principal, premium, if any, interest and additional amounts sections set forth in the indenture;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the relevant indenture otherwise than in accordance with the terms of such indenture; or

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indentures (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the terms of the indenture.

Changes Not Requiring Approval

We may amend the indentures without the approval of each of the holders affected in certain circumstances. These changes generally are limited to changes to cure any ambiguity, defect or inconsistency; to establish the terms of a new series of debt securities under the indentures; to provide for uncertificated debt securities in addition to certificated debt securities; to add additional covenants or events of default; to secure any debt securities; to evidence the successor of another corporation or entity to our obligations under the indentures; to make any change that does not adversely affect the legal rights under the indentures of any holder; to comply with or qualify the indentures under the Trust Indenture Act; or to reflect a guarantor ceasing to be liable on the guarantees because it is no longer a subsidiary of the Company.

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require approval of the holders of a majority in principal amount of holders affected, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt).

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and, if guaranteed, it may not necessarily be guaranteed by all of our subsidiaries. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated obligation of the applicable guarantor.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated obligation of the applicable guarantor. See “— Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Beazer Homes USA, Inc. consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The shares of our common stock issued through this prospectus will be fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time, without stockholder approval, except as may be required by law or applicable stock exchange requirements.

Preferred Stock

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offerings. Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether there are any limitations on the declaration or payment of dividends on common stock while any series of preferred stock is outstanding;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	whether the shares will be subject to a purchase, retirement or sinking fund and the manner in which such fund shall be applied to the redemption of the shares;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock if any Acquiring Person (as defined in the Rights Agreement) acquires beneficial ownership of 4.95% or more of our common stock or if a tender offer or exchange offer is commenced that would result in a person or group acquiring beneficial ownership of 4.95% or more of our common stock. The exercise price per right is $50, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Limitation on Directors’ Liability

Our amended and restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law or by other applicable law. In addition, to the fullest extent authorized by Delaware law, we will advance funds to certain directors and officers sufficient for the payment of all expenses in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding. The indemnification and advancement of expenses provided in our bylaws shall be deemed independent of, and is deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office. In addition, our bylaws provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

In addition, we have entered into indemnification agreements with each of our executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under our directors’ and officers’ insurance programs.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•

the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special Bylaw Provisions

Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock is “BZH.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•

the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination, including, without limitation, the stock purchase units described above. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe, among other things:

•	the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if applicable, a discussion of any special United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Kenneth F. Khoury, our General Counsel. As of November 1, 2009, Kenneth F. Khoury held (A) 66,672 restricted shares of our common stock, and (B) 100,007 options to purchase shares of our common stock, none of which options are fully vested. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement. Mr. Khoury’s address is the same as our principal executive offices.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance on the accounting for uncertainty in income taxes on October 1, 2007), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.